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                             NEW YORK BANCORP INC.
                           241-02 Northern Boulevard
                           Douglaston, New York 11362

                                   Form 10-K
                               September 30, 1996


Exhibit 11.  Statement re: Computation of Per Share Earnings (1)(2)


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                                                                   For the Year Ended
                                                                     September 30,
                                                      --------------------------------------
                                                      1996               1995        1994
                                                      ---------        --------    ---------
                                                                  (In Thousands,except
                                                                   per share amounts)
Income before cumulative effect
 of change in accounting principle..............       $ 32,006         $11,562     $27,467
Cumulative effect of change in accounting
 for income taxes...............................             --              --       5,685
                                                       --------         -------     -------
Net income......................................       $ 32,006         $11,562     $33,152
                                                       ========         =======     =======

Weighted average common shares outstanding......         11,649          12,991      12,961

Common stock equivalents due to dilutive
 effect of stock options........................            295             337         649
                                                       --------         -------     -------

Total weighted average common shares and
 equivalents outstanding........................         11,944          13,328      13,610
                                                       ========         =======     =======

Primary earnings per share:
 Income before cumulative effect of
  change in accounting principle................       $   2.68         $   .87     $  2.02
 Cumulative effect of change in
  accounting for income taxes...................             --              --         .42
                                                       --------         -------     -------
 Net income.....................................       $   2.68         $   .87     $  2.44
                                                       ========         =======     =======

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(1)  Earnings per common share have been calculated to fully reflect the ten percent stock dividend effective
     February 14, 1994.
(2)  Additional shares using period end market values versus average market values would not be significantly dilutive.
     As such, the computation of fully dilutive earnings per share has been omitted.

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